Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of

The Kroger Co. Savings Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-45904) on Form S-8 of The Kroger Co. of our report dated May 27, 2005, relating to the statements of net assets available for benefits of The Kroger Co. Savings Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits and the supplemental schedules for the years then ended, which report appears in the December 31, 2004 annual report on Form 11-K of The Kroger Co. Savings Plan.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

May 27, 2005